Exhibit 16.1

April 28, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of River Rock Entertainment Authority’s Form 8-K/A (Amendment No. 1) dated April 9, 2009, and have the following comments:

1.     We agree with the statements made in the first, second and fourth through sixth paragraphs under the heading “Auditor Dismissal”.

2.     We have no basis on which to agree or disagree with the statements made in the third paragraph under the heading “Auditor Dismissal” or the statements made under the heading “Auditor Engagement”.

Yours truly,

/s/ Deloitte & Touche LLP